As filed with the U.S. Securities and Exchange Commission on December 20, 2024

Registration No. 333-275382

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WF International Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	1711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

No. 1110, 11th Floor, Unit 1, Building 7, No. 477, Wanxing Road

Chengdu, Sichuan, China, 610041

Tel: +86 (28) 86210882

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications

sent to agent for service, should be sent to:

Richard I. Anslow, Esq. Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Ralph V. De Martino, Esq. Cavas Pavri, Esq. Arentfox Schiff LLP 1717 K Street, N.W. Washington, DC 20006 Tel: (202) 724-6848

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form F-1 (File No. 333-275382) is being filed solely to file certain exhibit thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, willful default or fraud.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

On March 2, 2023, we issued:

(i)	one ordinary share to Ogier Global Subscriber (Cayman) Limited as subscriber share; and

(ii)	9,999 ordinary shares to Emerald Investments International, LLC (as detailed below).

On May 22, 2023, we entered into a share subscription agreement with our shareholders with key terms of the agreement as follows:

(i)	We issued an aggregate of 30,000 ordinary shares to Emerald Investments International, LLC, among which 9,999 ordinary shares has been issued on March 2, 2023, one ordinary share had been transferred from Ogier Global Subscriber (Cayman) Limited, and the other 20,000 ordinary shares were issued to Emerald Investments International, LLC on May 22, 2023. The consideration for the 30,000 ordinary shares was $816,000, as agreed between the parties on an arm’s length basis and determined with reference to the net asset value of the Company as of September 30, 2022. The payment of consideration will be settled by waiver of shareholder loans provided by Emerald Investments International, LLC to the Company for its IPO cost.

(ii)	We issued an aggregate of 51,000 ordinary shares to KeC Holdings Limited in a consideration of approximately $1.2 million. The consideration was determined with reference to the net asset value of Shanyou HVAC as of May 22, 2023.

(i)	we issued an aggregate of 19,000 ordinary shares to JingshanY Holdings Limited in a consideration of approximately $466,000. The consideration was determined with reference to the net asset value of Shanyou HVAC as of May 22, 2023.

In November, 2023, the shareholders of the Company and the Board of Directors of the Company approved a subdivision of each of the issued and unissued shares with a par value of US$0.0001 each into 100 shares with a par value of US$0.000001 each, such that immediately following the Share Subdivision, the authorized share capital of the Company became US$50,000 divided into 50,000,000,000 ordinary shares of par value US$0.000001 each, and the issued and outstanding number of ordinary shares became 10,000,000. Upon completion of the Share Subdivision, 1,000,000,000 authorized but unissued ordinary shares with a par value of US$0.000001 each were re-designated and re-classified as 1,000,000,000 preference shares with a par value of US$0.000001 each, such that immediately following the Re-designation, the authorized share capital of the Company became US$50,000 divided into (i) 49,000,000,000 ordinary shares of a par value of US$0.000001 each and (ii) 1,000,000,000 preference shares of a par value of US$0.000001 each.

Following the Share Subdivision and Re-designation and on the same day, the shareholders of the Company surrendered an aggregate of 4,500,000 ordinary shares with a par value of US$0.000001 to the Company for no consideration. Following the share surrender, the issued and outstanding number of ordinary shares became 5,500,000.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, China, on December 20, 2024.

WF International Limited

By:	/s/ Ke Chen
	Name:	Ke Chen
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ni Jiang	Chairwoman	December 20, 2024
Ni Jiang

/s/ Ke Chen	Chief Executive Officer and Director	December 20, 2024
Ke Chen	(Principal executive officer)

/s/ Jing Zheng	Chief Financial Officer	December 20, 2024
Jing Zheng	(Principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of WF International Limited, has signed this registration statement or amendment thereto in Newark, Delaware on December 20, 2024.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1*	Registrant’s Specimen Certificate for Ordinary Shares
4.2*	Form of Representative’s Warrant
5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered
5.2*	Opinion of Ellenoff Grossman & Schole LLP regarding the validity of warrants being registered
8.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1^+ *	English translation of a construction contract dated April 6, 2022, by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and a real estate development company.
10.2 *	English translation of Form of Procurement Contract
10.3^+ *	English translation of a purchase contract dated August 17, 2020 by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and a real estate development company.
10.4^+ *	English translation of a purchase agreement dated on May 9, 2022 by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and Toshiba Carrier Air Conditioning Sales (Shanghai) Co., Ltd.
10.5^+ *	English translation of a procurement contract dated on October 18, 2023 by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and an energy company.
10.6*	Form of Indemnification Escrow Agreement
10.7#*	Employment Agreement, dated June 18, 2023, by and between the Registrant and Ke Chen
10.8#*	Employment Agreement, dated June 18, 2023, by and between the Registrant and Jing Zheng
10.9#*	Employment Agreement, dated October 9, 2023, by and between the Registrant and Ziyi Liu
10.10#*	Form of Director Offer Letter
10.11^*	English translation of Labor Contract, dated June 1, 2019, by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and Ke Chen
10.13*	English translation of Lease Agreement, dated August 1, 2021, by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and Ke Chen
10.14*	English translation of Lease Agreement, dated April 20, 2023, by and between Sichuan Shanyou Zhiyuan Business Information Consulting Co., Ltd. and Ke Chen
21.1*	List of Subsidiaries
23.1**	Consent of ZH CPA, LLC
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3*	Consent of Yuan Tai Law Offices (included in Exhibit 99.2)
23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1*	Code of Business Conduct and Ethics
99.2*	Opinion of Yuan Tai Law Offices regarding certain PRC law matters
99.3*	Consent of Siqi Chen
99.4*	Consent of Xiaoyuan Zhang
99.5*	Consent of Trent D. Davis
99.6*	Form of Audit Committee Charter
99.7*	Form of Compensation Committee Charter
99.8*	Form of Nominating and Corporate Governance Committee Charter
99.9*	Request for Waivers and Representation under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

#	Indicates a management contract or any compensatory plan, contract or arrangement.

^	Portions of the exhibit have been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

+	Portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

*	Previously filed.

**	Filed herewith.